PROMISSORY NOTE

$7,500,000.00                                                                                                                                                       Boston, Massachusetts
                                                                                                                                                                               September 6, 2000

        FOR VALUE RECEIVED and pursuant to the terms of this Promissory Note (“Note”), the undersigned MT. WAYTE REALTY, LLC (“Maker”) promises to pay to the order of THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation (“Lender”; Lender and all subsequent holders of this Note being sometimes hereinafter referred to as “Holder”) at 200 Bloor Street East, North Tower, 6th Floor, Toronto, Ontario M4W 1E5 Canada, or at such other place as Holder hereof may designate in writing, the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00) (the “Loan”), together with interest on the unpaid principal balance of such indebtedness from time to time outstanding, at the rate or rates hereinafter set forth.

  Security. The payment of the principal balance of this Note and all interest, fees and other amounts which may become payable as provided herein is secured by, inter alia, (a) a first lien Mortgage, Security Agreement and Fixture Filing (the “Mortgage”), of even date herewith, from Maker to Lender, encumbering certain real property (the “Property”) and other property located at 73 Mt. Wayte Avenue, Framingham, MA, 01701, and collectively described as Premises in the Mortgage; (b) an Assignment of Leases, Rents, Income and Profits, of even date herewith, assigning to Lender Maker’s interest in the Leases (as defined therein) and rents relating to the Property; and (c) various other Loan Documents (as “Loan Documents” is defined in the Mortgage).

  Interest Rate. Until maturity or an Event of Default (as “Event of Default” is defined in the Mortgage), interest shall accrue on the principal balance outstanding from time to time at the rate of 8.96% per annum (“Basic Interest Rate”). Interest under this Note shall be calculated based on a year of three hundred sixty (360) days having twelve (12) thirty (30) day months.

  Payments Payments of the amounts due under this Note shall be made in good funds to Holder at the address set forth in the first paragraph of this Note, in consecutive monthly installments as follows:

     (a) Initial Interest Payment. Interest that will accrue from and after the date hereof and continuing through and including September 10, 2000, shall be paid on September 10, 2000.

     (b) Monthly Payments. Commencing on October 10, 2000 and continuing on the tenth (10th) day of each and every month thereafter for the next 120 months, monthly payments shall be made to Holder in the amount of $67,287.00.

     (c) Repayment on Maturity. On the tenth (10th) day of September, 2010 (the “Maturity Date”), the entire outstanding principal balance hereof, together with accrued but unpaid interest thereon, and all other sums owing to Holder hereunder or under the Loan Documents, shall be due and payable in full, without grace period or notice.

  Application of Payment. All interest, principal and any other amounts due under this Note shall be payable in lawful money of the United States of America at the place or places stated in the first paragraph of this Note unless Maker is otherwise notified in writing by Holder. All payments received by Holder shall be applied by Holder to payments due hereunder and under the other Loan Documents, in such manner and in such order as Holder may determine in Holder’s sole and absolute discretion whether to payments of interest, principal, escrow payments, costs of collection or otherwise.

  Late Payment Charges. In the event that any monthly payment has not been received by Lender at the address set forth in the first paragraph of this Note (or at such other place as is designated pursuant to the terms hereof) on the date that such payment is due and payable, in addition to any other permitted charges hereunder, Holder may, at its option, charge a late payment fee (“Late Charges”) which shall be due and owing to Holder in the amount of four percent (4%) of the amount past due; and an additional four percent (4%) shall become due and owing for each and every subsequent month or portion thereof, if any, that such payment remains outstanding; however, if applicable law requires a lesser charge, the Late Charges shall be deemed reduced to the maximum charge allowed by such law. Holder shall have no obligation to accept any payments hereunder not accompanied by all outstanding Late Charges. Notwithstanding anything contained herein or in any other of the Loan Documents, this paragraph is not intended to, and shall not, create any grace period or indulgence by Holder with respect to the punctual payment by Maker of all sums owed Holder, nor shall this paragraph in any way hinder, prevent or delay Holder from exercising any remedy which it may have hereunder or under any Loan Document, or at law or in equity, with respect to Maker’s failure timely to make any payment when due. Maker acknowledges that the Late Charges are not imposed as a charge for the use of money, but rather are imposed to permit Holder to recoup its administrative charges and other costs in dealing with the delinquent payment, and Late Charges shall in no way be deemed an interest charge. Partial payments accepted by Lender shall not be deemed an accord and satisfaction or waiver of any default.

  Events of Default and Interest Upon Default. From and after an Event of Default, interest shall accrue on the total unpaid principal balance of the indebtedness evidenced hereby at the Basic Interest Rate plus four percent (4%) per annum (the “Default Rate”).

  Acceleration. Upon the occurrence of an Event of Default, and in addition to any other remedies to which it may be entitled, Holder may, but shall not be required to, declare the total unpaid principal balance of the indebtedness evidenced hereby, together with all accrued but unpaid interest thereon, any applicable prepayment premium and all other sums owing under this Note and the Loan Documents, immediately due and payable.

  Prepayment.

     (a) This Note may be prepaid at any time, in whole, but not in part, and only upon (i) not less than sixty (60) days’ prior written notice to Holder specifying the prepayment date, the effect of which notice shall be to accelerate the applicable maturity date to the earlier specified date for prepayment, and (ii) payment of (1) the outstanding principal amount, (2) all accrued and unpaid interest, (3) all other amounts due hereunder or under the Loan Documents, plus (4) a Prepayment Premium. As used herein, the term “Prepayment Premium” shall mean that amount which is the greater of:

          A. the remainder of (x) minus (y) where “(x)” is the present value of all unpaid installments of principal and interest due under the Note from the date specified for prepayment to and including the Maturity Date plus the present value of the outstanding principal balance at the Maturity Date, discounted at the Prevailing Interest Rate (hereafter defined), and “(y)” is the outstanding principal balance under the Note as of the date specified for prepayment;

OR

          B. 1.0% of the outstanding principal balance under the Note just prior to the prepayment.

The term “Prevailing Interest Rate” shall mean (i) the yield to maturity on a United States Treasury Bond or Treasury Note selected by Holder having (1) a maturity date as near as possible to the Maturity Date and (2) an “ask” price during the week prior to the date specified for prepayment as close as possible to par (as published in The Wall Street Journal or similar publication or available from the Federal Reserve Bank of New York as reported on the fourth (4th) business day preceding the date specified for prepayment), less (ii) the Basis Point Adjustment listed below across from the Yield Range containing the rate determined according to clause (i) of this sentence.

 YIELD RANGE                       BASIS POINT                   YIELD RANGE                 BASIS POINT ADJUSTMENT
 -----------                       ------------                  -----------                 ----------------------
                                    ADJUSTMENT
                                    ----------
      0         -     1.54              .00                         14.50      -    14.65             .45
     1.55       -     2.80              .01                         14.66      -    14.81             .46
     2.81       -     3.45              .02                         14.82      -    14.97             .47
     3.46       -     4.08              .03                         14.98      -    15.12             .48
     4.09       -     4.63              .04                         15.13      -    15.28             .49
     4.64       -     5.12              .05                         15.29      -    15.43             .50
     5.13       -     5.56              .06                         15.44      -    15.58             .51
     5.57       -     5.98              .07                         15.59      -    15.73             .52
     5.99       -     6.36              .08                         15.74      -    15.88             .53
     6.37       -     6.72              .09                         15.89      -    16.03             .54
     6.73       -     7.07              .10                         16.04      -    16.17             .55
     7.08       -     7.39              .11                         16.18      -    16.31             .56
     7.40       -     7.71              .12                         16.32      -    16.46             .57
     7.72       -     8.01              .13                         16.47      -    16.60             .58
     8.02       -     8.30              .14                         16.61      -    16.74             .59
     8.31       -     8.58              .15                         16.75      -    16.88             .60
     8.59       -     8.85              .16                         16.89      -    17.01             .61
     8.86       -     9.11              .17                         17.02      -    17.15             .62
     9.12       -     9.37              .18                         17.16      -    17.29             .63
     9.38       -     9.62              .19                         17.30      -    17.42             .64
     9.63       -     9.86              .20                         17.43      -    17.55             .65
     9.87       -     10.10             .21                         17.56      -    17.69             .66
    10.11       -     10.33             .22                         17.70      -    17.82             .67
    10.34       -     10.55             .23                         17.83      -    17.95             .68
    10.56       -     10.77             .24                         17.96      -    18.08             .69
    10.78       -     10.99             .25                         18.09      -    18.21             .70
    11.00       -     11.20             .26                         18.22      -    18.33             .71
    11.21       -     11.41             .27                         18.34      -    18.46             .72
    11.42       -     11.62             .28                         18.47      -    18.58             .73
    11.63       -     11.82             .29                         18.59      -    18.71             .74
    11.83       -     12.01             .30                         18.72      -    18.83             .75
    12.02       -     12.21             .31                         18.84      -    18.96             .76
    12.22       -     12.40             .32                         18.97      -    19.08             .77
    12.41       -     12.59             .33                         19.09      -    19.20             .78
    12.60       -     12.77             .34                         19.21      -    19.32             .79
    12.78       -     12.96             .35                         19.33      -    19.44             .80
    12.97       -     13.13             .36                         19.45      -    19.56             .81
    13.14       -     13.31             .37                         19.57      -    19.68             .82
    13.32       -     13.49             .38                         19.69      -    19.80             .83
    13.50       -     13.66             .39                         19.81      -    19.91             .84
    13.67       -     13.83             .40                         19.92      -    20.03             .85
    13.84       -     14.00             .41
    14.01       -     14.17             .42
    14.18       -     14.33             .43
    14.34       -     14.49             .44

     (b) Notwithstanding anything in this Section or in any of the other Loan Documents to the contrary, no Prepayment Premium shall be charged with respect to (i) the proceeds of any insurance policy or condemnation which are applied by Holder to the principal balance of this Note prior to an Event of Default, and any such application of insurance or condemnation proceeds shall be deemed a permitted prepayment without premium hereunder, and (ii) prepayment of this Note prior to an Event of Default as a result of an acceleration of the Loan pursuant to Section 1.02 of the Mortgage.

     (c) Maker expressly agrees that upon acceleration of the maturity of this Note as a result of any Event of Default, including without implied limitation any acceleration upon the transfer of any interest in the Property in violation of the terms of any of the Loan Documents relating to the sale, transfer or encumbering of the Property, a tender by Maker or by anyone on behalf of Maker of payment of the amount necessary to satisfy the indebtedness evidenced hereby, but not including payment of the prepayment premium due under this Section 8, made at any time, including without implied limitation prior to or at a foreclosure sale or a sale under a power of sale contained in the Mortgage, shall constitute an evasion of the prepayment terms hereof and shall be deemed to be a voluntary prepayment hereunder. In such event, Maker shall pay with any such prepayment a prepayment premium with any such prepayment equal to the amount which would have been due as a prepayment premium pursuant to this Section 8; provided, however, that the obligation of Maker to pay a prepayment premium under this Section 8 is expressly made subject to Section 9 below. Furthermore, Maker expressly acknowledges that Holder has made the Loan in reliance upon Maker’s creditworthiness and Maker’s agreement to pay in strict accordance with this Note and the other Loan Documents, including without limitation this Section 8. Maker expressly waives the provisions of any present or future statute or law which prohibits or may prohibit the collection of the foregoing prepayment premium in connection with any such acceleration.

  Limit of Validity. All agreements between the Maker and Holder hereof are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder hereof for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under usury laws applicable to Lender, if any. If, from any circumstances whatsoever fulfillment of any provision hereof or of the Loan Documents shall involve transcending the limit of validity prescribed by any law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and, if from any circumstance Holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between the Maker and Holder hereof.

  Participations. Lender reserves the right, from time to time during the term of the Loan, to (A) enter into participation agreements with respect to the Loan or (B) assign, directly or as collateral, all or any portion of the obligations evidenced or secured by this Note and the Loan Documents and any or all of the Lender’s rights therein; and Maker and any endorser, surety or guarantor of this Note shall each cooperate with Lender in connection with the execution of any documents requested by Lender in connection with such participation agreements or the transfer of any such assignments.

  Waiver of Subrogation. Each Maker hereby unconditionally and irrevocably waives any “claim” (as defined in the United States Bankruptcy Code, Title 11 of the United States Code) he/she/it has or hereafter acquires against any other Maker and further agrees that he/she/it will not at any time assert or exercise against any other Maker, and does hereby waive and release, any right of or claim to subrogation, reimbursement, indemnity, contribution or payment (including any right to proceed upon any collateral) for or with respect to any amounts which such Maker may pay or be obligated to pay to Lender hereunder, under any of the Loan Documents or in any other connection to the Loan.

  Miscellaneous.

     (a) If interest, principal or other sum owing under this Note is not paid when due, whether at maturity or by acceleration, Maker promises to pay all reasonable costs of collection, including but not limited to, reasonable attorneys’ fees plus all expenses incurred by Holder hereof in connection with the protection or realization of the collateral and enforcement of any guaranty on account of such collection, whether or not suit is filed hereon. Such fees shall include, without limitation, costs and reasonable attorneys’ fees incurred in any appeal.

     (b) Maker and any endorsers hereof and all others who may become liable for all or any part of this obligation, severally waive presentment for payment, demand and protest and notice of protest, acceleration or dishonor and non-payment of this Note, and expressly consent to any extension of time of payment hereof or of any installment hereof, to the release of any party liable for this obligation, to the release, change or modification of any collateral posted as security for the payment of this Note, and any such extension, modification or release may be made without notice to any of said parties and without in any way affecting or discharging this liability.

     (c) No single or partial exercise of any power hereunder shall preclude other or further exercise thereof or the exercise of any other power. Holder hereof shall at all times have the right to proceed against any portions of security held therefor in such order and in such manner as Holder may deem fit, without waiving any rights with respect to any other security. No delay or omission on the part of Holder hereof in exercising any right or remedy hereunder or the acceptance of one or more installments from any person after an Event of Default hereunder or under the Loan Documents shall operate as a waiver of such right or remedy or of any other right or remedy under this Note nor as a waiver of such right or remedy in connection with any future default.

     (d) If more than one person or entity has executed this Note or becomes obligated under this Note, the obligations and covenants of each such person and/or entity shall be joint and several. The release by Holder of any party liable on this Note shall not operate to release any other party liable hereon.

     (e) In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, Maker agrees to cooperate with Holder to negotiate in good faith to replace any provision so held invalid or unenforceable with a valid provision which is as similar as possible to the invalid or unenforceable provision.

     (f) This Note is to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts; provided, however, that if the conflict or choice of law rules would choose the law of another State, Maker hereby waives such rules and agrees that Massachusetts’ substantive, procedural and constitutional law shall nonetheless govern.

     (g) All notices hereunder shall be deemed to have been duly given if delivered in accordance with the provisions set forth in Paragraph 3.07 of the Mortgage; notice provisions contained therein relating to (i) the Mortgagor thereunder shall be applicable to Maker, and (ii) the Mortgagee thereunder shall be applicable to Holder.

     (h) This Note may not be waived, changed, modified or discharged orally, except by an agreement in writing signed the party against whom the enforcement of waiver, change, modification or discharge is sought.

     (i) The underlined words appearing at the commencement of the paragraphs are included only as a guide to the contents thereof and are not to be considered as controlling, enlarging or restricting the language or meaning of those paragraphs.

     (j) As used herein, the terms “Maker” and “Holder” shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether voluntary by action of the parties or involuntary by operation of law.

     (k) Maker hereby consents to the nonexclusive personal jurisdiction of the federal and state courts located in Boston, Massachusetts in any and all actions between Maker and Holder arising under or in connection with this Note, the Loan or any of the Loan Documents.

     (l) Maker represents, warrants and covenants to Holder that all of the proceeds of this Note will be used for business or commercial purposes and no part of the Loan has been or will be used for personal, family, household or agricultural purposes.

     (m) ANY AND ALL DEPOSITS OR OTHER SUMS AT ANY TIME CREDITED BY OR DUE TO THE UNDERSIGNED FROM THE LENDER AND ANY CASH, SECURITIES, INSTRUMENTS OR OTHER PROPERTY OF THE UNDERSIGNED IN THE POSSESSION OF THE LENDER, WHETHER FOR SAFEKEEPING OR OTHERWISE (REGARDLESS OF THE REASON THE LENDER HAD RECEIVED THE SAME OR WHETHER THE LENDER HAS CONDITIONALLY RELEASED THE SAME) SHALL AT ALL TIMES CONSTITUTE SECURITY FOR ALL LIABILITIES ARISING OUT OF THE LOAN DOCUMENTS AND FOR ANY AND ALL OBLIGATIONS OF THE UNDERSIGNED TO THE LENDER, AND MAY BE APPLIED OR SET OFF AGAINST SUCH LIABILITIES AND AGAINST THE OBLIGATIONS OF THE UNDERSIGNED TO THE LENDER INCLUDING, WITHOUT LIMITATION, THOSE ARISING HEREUNDER, AT ANY TIME, AFTER AN EVENT OF DEFAULT WHETHER OR NOT OTHER COLLATERAL IS THEN AVAILABLE TO THE LENDER.

     (n) FOR AND IN CONSIDERATION OF HOLDER’S ENTERING INTO THE LOAN, EACH MAKER, BEING AN EXPERIENCED PARTICIPANT IN REAL ESTATE VENTURES, AND HAVING CONSULTED WITH COUNSEL OF ITS/HIS/HER CHOOSING, HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (i) BROUGHT BY MAKER, HOLDER OR ANY OTHER PERSON RELATING TO (a) THE LOAN, (b) THIS NOTE, OR (c) THE LOAN DOCUMENTS, OR (ii) TO WHICH HOLDER IS A PARTY. EACH MAKER HEREBY AGREES THAT THIS NOTE CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY, AND EACH MAKER DOES HEREBY CONSTITUTE AND APPOINT HOLDER ITS/HIS/HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WHICH APPOINTMENT IS COUPLED WITH AN INTEREST, AND EACH MAKER DOES HEREBY AUTHORIZE AND EMPOWER HOLDER, IN THE NAME, PLACE AND STEAD OF EACH MAKER, TO FILE THIS NOTE WITH THE CLERK OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A STATUTORY WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY. EACH MAKER ACKNOWLEDGES THAT ITS WAIVER OF TRIAL BY JURY HAS BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY EACH MAKER, AND ONLY AFTER CONSULTATION WITH SOPHISTICATED LEGAL COUNSEL OF ITS/HIS/HER OWN CHOOSING, AS PART OF A BARGAINED-FOR LOAN TRANSACTION.

     (o) Maker agrees to perform and comply with each of the covenants, conditions, provisions and agreements of Maker contained in this Note, the Mortgage and each of the Loan Documents. Maker agrees that the obligation evidenced by this Note shall be payable in accordance with its terms without offset, counterclaim, demand, withholding or deduction.

     (p) Maker hereby appoints The Manufacturers Life Insurance Company (U.S.A.) as its agent for the purpose of maintaining a registration book in which the ownership of the Note shall be recorded. This Note may be sold, transferred or assigned only upon notification by the holder to The Manufacturers Life Insurance Company (U.S.A.) at the address indicated herein that a sale, transfer or assignment of the Note has been duly executed by the holder.

  Limited Recourse. The obligations of and rights against the Maker and the Principal Affiliates (as hereinafter defined) under the Loan Documents shall be satisfied and enforced only against the Property and other collateral provided in connection with the Loan (any and all of which is hereinafter referred to as the “Security”) and no recourse shall be had against the Maker or the Principal Affiliates for money damages or against any other assets of the Maker or the Principal Affiliates. Notwithstanding the foregoing limitation, Lender shall be entitled to commence and maintain an action against the Maker or any Principal Affiliate:

      (a) to exercise rights and remedies and/or perfect a lien or security interest against the Security;

     (b) to recover for any breach or default of or upon any guarantee, warranty or indemnity (including, without limitation, the environmental indemnity required pursuant to the Section entitled “Environmental Matters” contained in the Mortgage) executed by the Maker or any Principal Affiliate;

     (c) to recover an amount equal to the aggregate of the following:

  all rents, issues, profits and/or proceeds from the Property after the occurrence of a default which are applied other than in repayment of the Loan or to reasonable operating costs related to the Property paid to third parties unaffiliated with the Maker or with any Principal Affiliate;

  all security, advance rental, lease termination or other deposits paid by tenants and any interest accrued or due thereon, which are not, immediately after the occurrence of a default, turned over to the Lender;

  all insurance proceeds or condemnation awards which are applied other than in repayment of the Loan or restoration of the Security in accordance with the Loan Documents, or in the case of rent loss insurance proceeds only, to reasonable operating costs related to the Property and paid to third parties unaffiliated with the Maker or with any Principal Affiliate;

  all losses incurred by Lender as a result of the failure to insure the Property as required by the terms of the Loan Documents;

  all losses incurred by Lender as a result of: (1) any illegal, intentional or grossly negligent act or omission which results in the waste of, damage to, or impairment in value of, the Security; (2) fraud or conversion; (3) any false or misleading representation contained in the loan application or the other Loan Documents;

  all outstanding taxes, assessments or other liens upon or against any of the Security which have not been paid or discharged, plus all penalties, interest, legal fees and other costs paid by Lender to pay or discharge the same, in the case where rents, issues, profits and/or proceeds from the Property were sufficient to pay or discharge the same (or to the extent Lender is not notified in advance to the contrary);

  the cost incurred by Lender to:

               (A) maintain and repair the Property to the standard required by the terms of the Loan Documents if such standard has not been met by the Maker; or

               (B) perform the Maker's obligations under any of the Leases;

           in each case, where the rents, issues, profits and/or proceeds from the Property were sufficient to satisfy the costs of repair, maintenance and performance (or to the extent Lender is not notified in advance to the contrary); and

  all costs and expenses incurred by Lender (including, without limitation, reasonable legal fees and costs):

                (A) to enforce the obligations of the Maker or a Principal Affiliate under this Section; and

                (B) to foreclose, obtain appointment of a receiver, sell or take any other proceeding to enforce or collect the Loan, the Loan Documents and/or realize upon the Security, or in connection with any bankruptcy proceeding or application for arrangement or reorganization brought by or against the Maker or any Principal Affiliate, if (1) the Maker or any Principal Affiliate hinders or contests, or causes another to hinder or contest, such proceedings and (2)

Lender prevails in such proceedings.

This limited recourse provision and the limitations on Lender’s rights hereunder shall be null and void if and to the extent: (1) any part or all of the Security is lost due to forfeiture for any reason; or (2) in the event of a violation of the terms of any of the Loan Documents relating to the sale, transfer or encumbering of the Property, the Maker, or any interest in either, unless consented to in writing by Lender, with the effect in either case that Lender shall have full recourse against any and all assets of the Maker and/or Principal Affiliates without the restrictions or limitations of this limited recourse provision.

The term “Principal Affiliates” shall include all general partners and limited partners who have a controlling interest or who act as general partners of the Maker (if the Maker is a partnership), majority or controlling members or partners of the Maker or its general partner (if the Maker or its general partner is a limited liability company or limited liability partnership), and majority or controlling beneficiaries or shareholders of the Maker or corporate general partners of the Maker (if the Maker or its general partner is a trust or corporation). Without limiting the generality of the preceding sentence, the term “Principal Affiliates” shall include Perini Corporation, but not the shareholders of Perini Corporation.

[END OF PAGE]

         EXECUTED as a sealed instrument as of the day and year first above written.

                                                     MAKER:

                                                     MT. WAYTE REALTY, LLC

                                                     By:      PERINI CORPORATION, Member

/s/ Alan P Gottlieb                                  By:      /s/ Susan C. Mellace
Witness                                                       Name: SUSAN C. MELLACE
                                                              Title: V.P. AND TREASURER